Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER AND FISCAL 2016 RESULTS

Fourth quarter 2016 net income increased 60% to $5.6 million

Full year net income per diluted share of $0.91 compared with $1.03 last year

SAVANNAH, GA (March 10, 2017) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the fourth quarter and fiscal year ended January 28, 2017.

Financial Highlights — 13-week fourth quarter ended January 28, 2017

Total sales in the 13 weeks ended January 28, 2017 increased 5.4% to $185.5 million compared with $176.1 million in the 13 weeks ended January 30, 2016.  Comparable store sales increased 3.4% in the fourth quarter.

Net income increased 60% to $5.6 million, or $0.38 per diluted share, in the fourth quarter of 2016 compared with $3.5 million, or $0.24 per diluted share, in last year’s fourth quarter.

Financial Highlights — 52-week fiscal year ended January 28, 2017

Total sales in the 52 weeks ended January 28, 2017 increased 1.7% to $695.2 million compared with $683.8 million in the 52 weeks ended January 30, 2016.  Comparable store sales decreased 0.4% for the full year.

Net income was $13.3 million, or $0.91 per diluted share, in fiscal 2016 compared with $15.5 million, or $1.03 per diluted share, in fiscal 2015.

Citi Trends opened 18 new stores, relocated or expanded 13 other stores, and closed 6 stores in fiscal 2016.

As previously announced, the Board of Directors has declared a quarterly dividend payment of $0.06 per share, which will be paid on March 14, 2017 to stockholders of record as of February 28, 2017.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2934.  A replay of the conference call will be available until March 17, 2017, by dialing (402) 977-9140 and entering the passcode, 21843404.

The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 537 stores located in 31 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Any statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of Citi Trends’ year-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends’ filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in Citi Trends’ markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements with respect to earnings guidance, the declaration and payment of dividends, or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith
Chief Operating Officer and
Chief Financial Officer
(912) 443-2075

2

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	January 28, 2017	January 30, 2016
	(unaudited)	(unaudited)
Net sales	$185,511	$176,063

Cost of sales (exclusive of depreciation shown separately below)	(114,822)	(108,526)
Selling, general and administrative expenses	(58,593)	(57,087)
Depreciation	(4,129)	(4,555)
Asset impairment	(31)	—
Income from operations	7,936	5,895
Interest income	163	117
Interest expense	(39)	(41)
Income before income taxes	8,060	5,971
Income tax expense	(2,510)	(2,499)
Net income	$5,550	$3,472

Basic net income per common share	$0.38	$0.24
Diluted net income per common share	$0.38	$0.24

Weighted average shares used to compute basic net income per share	14,680	14,651
Weighted average shares used to compute diluted net income per share	14,693	14,723

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	January 28, 2017	January 30, 2016
	(unaudited)	(unaudited)
Net sales	$695,175	$683,791

Cost of sales (exclusive of depreciation shown separately below)	(428,167)	(416,779)
Selling, general and administrative expenses	(230,666)	(224,218)
Depreciation	(17,090)	(18,577)
Asset impairment	(313)	—
Income (loss) from operations	18,939	24,217
Interest income	571	339
Interest expense	(159)	(242)
Income (loss) before income taxes	19,351	24,314
Income tax (expense) benefit	(6,020)	(8,787)
Net income	$13,331	$15,527

Basic net income per common share	$0.91	$1.04
Diluted net income per common share	$0.91	$1.03

Weighted average shares used to compute basic net income per share	14,657	14,996
Weighted average shares used to compute diluted net income per share	14,662	15,056

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	January 28, 2017	January 30, 2016
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$49,253	$39,116
Short-term investment securities	38,026	32,671
Inventory	134,649	137,020
Prepaid and other current assets (1)	15,384	13,486
Property and equipment, net	59,280	50,632
Long-term investment securities	26,691	30,890
Other noncurrent assets (1)	9,231	10,693
Total assets	$332,514	$314,508

Liabilities and Stockholders’ Equity:
Accounts payable	$75,433	$67,419
Accrued liabilities	24,505	27,742
Other current liabilities	471	497
Noncurrent liabilities	8,514	6,616
Total liabilities	108,923	102,274

Total stockholders’ equity	223,591	212,234
Total liabilities and stockholders’ equity	$332,514	$314,508

(1)  January  30, 2016 deferred tax asset balances reflect a reclassification between current and noncurrent assets totaling $4,835 in connection with the retrospective adoption of ASU 2015-17 in 2016.